FIRST AMENDMENT TO AGREEMENT OF SALE

                                 (Ammendale I)

     THIS FIRST AMENDMENT TO AGREEMENT OF SALE (this "Amendment") is entered into as of the 27th day of December, 1996, by and between WRIT LIMITED PARTNERSHIP ("Purchaser") and AMMENDALE LIMITED PARTNERSHIP ("Seller").

                             W I T N E S S E T H:

     A. Purchaser and Seller have heretofore entered into a certain Agreement of Sale (Ammendale I) dated November 29, 1996 ("Agreement") for the purchase and sale of the property commonly known as Lot 5, Ammendale Business Campus, located in Beltsville, Maryland (the "Premises"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

     B. In inspecting the Premises during the Inspection Period, Purchaser has identified certain hazardous materials or substances (the "Andrulis Contamination") located in that portion of the Premises commonly known as Suite 113, 11800 Baltimore Avenue (the "Andrulis Premises").

     C.   Purchaser and Seller now desire to amend the Agreement as follows:

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. The end of the Inspection Period shall be 5:00 p.m. Chicago time on January 16, 1997 (the "Inspection Termination Date").

     2. If as of the Inspection Termination Date both (a) Seller has not delivered to Purchaser a letter from a certified environmental consultant reasonably acceptable to Purchaser stating that the Andrulis Premises is environmentally fit for use by a new tenant, and (b) Purchaser has exercised its right to terminate the Agreement pursuant to Section 7.1 of the Agreement, then, Seller shall reimburse Purchaser up to an aggregate amount of $10,000 for all aggregate out-of-pocket costs incurred by Purchaser to independent third party contractors for work done in connection with Purchaser's inspection of the Premises and the Premises described in the Ammendale II Contract, provided such costs are incurred by Purchaser between December 20, 1996 and the Inspection Termination Date or such sooner date as Purchaser terminates the Agreement pursuant to the terms of Section 7.1 thereof (the "Inspection Costs"). Seller shall make such reimbursement to Purchaser within five (5) days after the Inspection Termination Date provided that Purchaser has delivered to Seller paid invoices or other reasonable evidence of the Inspection Costs.

     3. Except as specifically modified herein, the terms and conditions of the Agreement shall remain unchanged and in full force and effect.
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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.


                              PURCHASER:

                              WRIT LIMITED PARTNERSHIP


                              By: Washington Real Estate Investment Trust, General Partner


                              By:   /s/ Thomas L Regnell
                                   -----------------------------------
                              Name:     Thomas L. Regnell
                                   -----------------------------------
                              Its:      Vice President
                                   -----------------------------------


                              SELLER:

                              AMMENDALE LIMITED PARTNERSHIP


                              By:  Ammendale Partners, Inc.,
                                   its general partner


                                   By:   /s/ John K. Powell, Jr.
                                        -------------------------------------
                                   Name:     John K. Powell, Jr.
                                        -------------------------------------
                                   Its:      Senior Vice President
                                        -------------------------------------
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